Exhibit 99

RETRACTABLE TECHNOLOGIES, INC. ANNOUNCES AMENDED FINAL JUDGMENT AND NOTICE OF APPEAL

LITTLE ELM, Texas, April 27, 2015—Retractable Technologies, Inc. (NYSE MKT: RVP) (“RTI”) announced that on April 23, 2015, the United States District Court for the Eastern District of Texas, Marshall Division, entered an Amended Final Judgment in RTI’s suit against Becton, Dickinson and Company (“BD”) for antitrust and other claims.

The Amended Final Judgment states:

1. BD attempted to monopolize the safety syringe market.

2. BD committed false advertising under the Lanham Act.

3. RTI recovers from BD $340,524,042.00.

4. RTI recovers from BD its attorneys’ fees in the amount of $11,722,823.20.

5. RTI is further awarded post-judgment interest and costs.

6. The Court GRANTS injunctive relief consistent with its prior orders.

On April 24, 2015, BD filed a Notice of Appeal announcing its appeal of the Amended Final Judgment and various other post-trial and post judgment orders to the United States Court of Appeals for the Fifth Circuit.

RTI manufactures and markets VanishPoint® and Patient Safe® safety medical products. The VanishPoint® syringe, blood collection, and IV catheter products are designed to prevent needlestick injuries and product reuse by retracting the needle directly from the patient, effectively reducing exposure to the contaminated needle. Patient Safe® syringes are uniquely designed to reduce the risk of bloodstream infections resulting from catheter hub contamination.  RTI’s products are distributed by various specialty and general line distributors.

For more information on RTI, visit our website at www.vanishpoint.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect our current views with respect to future events. We believe that the expectations reflected in such forward-looking statements are accurate. However, we cannot assure you that such expectations will materialize. Our actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain liquidity; our maintenance of patent protection; the impact of current and future Court decisions regarding current litigation; our ability to maintain favorable third party manufacturing and supplier arrangements and relationships; our ability to quickly increase capacity in response to an increase in demand; our ability to access the market; our ability to maintain or lower production costs; our ability to continue to finance research and development as well as operations and expansion of production; the impact of larger market players, specifically Becton, Dickinson and Company, in providing devices to the safety market; and other risks and uncertainties that are detailed from time to time in RTI’s periodic reports filed with the U.S. Securities and Exchange Commission.

Investor Contact:

Douglas W. Cowan

Vice President and Chief Financial Officer

(888) 806-2626 or (972) 294-1010